Exhibit 99.2

June 8, 2016

Charles Zhang

Chairman of the Board

Sohu.com Inc.

Dear Charles,

Please accept my formal resignation as follows:

a) I hereby resign from my positions as President and Chief Financial Officer of Sohu.com Inc., a Delaware corporation (“Sohu”), effective at the close of business on July 31, 2016 (the “Termination Date”).

b) Commencing on August 1, 2016 and ending December 31, 2016 (the “Consulting Period”), I will serve as a consultant to Sohu, reporting to Charles Zhang. My consulting fees shall be RMB200,000 per month, which shall be paid on a monthly basis in Hong Kong in US dollars based on the US-dollar-to-RMB exchange rate in effect at the time of the payment. In addition, Sohu shall pay tax equalization with respect to the consulting fees so as to cause my tax rate on such fees to be 15%. During the Consulting Period, I will be free to seek full-time employment with or provide consulting services to, or to serve as a member of the board of directors of, other entities.

c) Sohu and I hereby agree that, for one year after the Termination Date (the “Non-compete Period”), I will not, on my own behalf, or as owner, manager, stockholder (other than as stockholder of less than 2% of the outstanding stock of a company that is publicly traded or listed on a stock exchange), consultant, director, officer or employee of or in any other manner connected with any business entity, participate or be involved in any Competitor without the prior written authorization of Charles Zhang. “Competitor” means any business of the type and character of business in which Sohu engages or proposes to engage and may include, without limitation, an individual, company, enterprise, partnership enterprise, government office, committee, social organization or other organization that, in any event, produces, distributes or provides the same or substantially similar kind of product or service as does Sohu. “Competitors” include, without limitation: Tencent, Sina, NetEase, Phoenix, Autohome, BitAuto, Youku Tudou, iQIYI, SouFun, Leju, YY, Baidu, Qihoo, UCWeb, Google, Shanda, Perfect World, Giant, Kalends Inc., iDreamsky Technology Ltd., NetDragon, Kingsoft, Yahoo, Microsoft, Facebook, Twitter, and such other companies as are described as competitors in Sohu’s annual report on Form 10-K for the fiscal year ended December 31, 2015.

d) Sohu and I agree that paragraph (c) of this letter agreement will replace Section 1 of the Employee Non-Competition, Non-Solicitation, Confidential Information and Work Product Agreement dated as of March 8, 2016 between Sohu and me (the “Employee Obligations Agreement”),and that Section 2 of the Employee Obligations Agreement will remain in effect in accordance with its existing terms, except that it will remain in effect during the Non-compete Period hereunder rather than for the period provided in the Employee Obligations Agreement, and all other provisions of the Employee Obligations Agreement will survive the termination of my employment in accordance with its terms.

e) Sohu and I hereby agree that my health insurance benefits and life insurance with the same coverage provided to me as described in the Employment Agreement dated as of March 8, 2016 between me and Sohu (the “Employment Agreement”) will be continued through the end of the year of 2016.

f) For options held by me for the purchase of shares of Sohu common stock, Sohu and I hereby agree that (i) unvested options shall cease vesting as of the Termination Date and (ii) vested options will remain vested and exercisable by me, and Sohu shall provide necessary assistance when I exercise the options, including in connection with cashless exercise through a broker if requested by me. Sohu and I hereby agree that (i) I shall sell to Sogou Inc. (“Sogou”), and Sogou shall purchase from me, all of the vested options currently held by me for the purchase of 720,000 Class A ordinary shares of Sogou, for US$10 for each such option (i.e., a total of US$7,200,000 for all such vested options). Sohu and I acknowledge and agree that the sale and purchase will be subject to Sogou Board approval. The payment shall be made in US dollars before July 31, 2016 to my designated bank account, and (ii) treatment of unvested options held by me for the purchase of 2,400,000 Class A ordinary shares of Sogou will be based on and subject to discussions between Sohu and me regarding my future roles and responsibilities for Sogou.

g) Sohu and I hereby agree that I will cooperate with Sohu regarding the transitioning of my all other positions and responsibilities in Sohu and all affiliated and related entities of Sohu (collectively with Sohu, the “Sohu Group”) in due course.

h) Sohu and I hereby agree that I will receive a bonus in the amount of RMB1,200,000 for the period from January 1, 2016 to July 31, 2016 as compensation for serving as Sohu’s President and CFO and a bonus in the amount of RMB3,000,000 for the period from January 1, 2016 to July 31, 2016 as compensation for serving as Changyou’s Co-CEO. Sohu and I acknowledge and agree that the Changyou bonus will be subject to Changyou Board approval. The payment shall be made in US dollars before July 31, 2016 to my designated bank account.

i) Except for Section 6(f), Section 7(c) and Sections 8, 9, 10, 11 and 12 of the Employment Agreement, which will survive indefinitely, Sohu and I hereby agree that the Employment Agreement will be terminated effective as of the Termination Date.

j) I hereby agree, on my own behalf, and on behalf of my heirs, successors and assigns, that the terms of this letter agreement will be in complete and final settlement of any and all claims, rights, interests, demands, compensation and damages (“Claims”), whether known or unknown, of every name and nature, both in law and equity, I have or may have, or have ever had from the beginning of the world to this date, against the Sohu Group, or any director, officer, employee, independent contractor, consultant, stockholder, manager, member, partner, trustee, beneficiary or agent of any of the foregoing through the date hereof, in any way relating to or arising out of my employment with Sohu, and the termination of such employment. This release does not release Sohu from any of its obligations under this letter agreement.

k) Sohu agrees that the terms of this letter agreement will be in complete and final settlement of any and all Claims, whether known or unknown, of every name and nature, both in law and equity, it has or may have, or has ever had from the beginning of the world to this date, against me through the date it has signed this letter agreement, in any way related to or arising out of my employment with Sohu or any of its affiliates or related entities and the termination of such employment. This release does not release me from, or waive any of the rights of Sohu or any other member of the Sohu Group with respect to, (i) any of my obligations under this letter agreement or (ii) any act or omission that constitutes gross negligence, intentional misconduct, fraud, bad faith or a knowing material violation of law.

l) Neither Sohu or any of its affiliated and related entities nor I will make, publish or state, or cause to be made, published or stated, any defamatory or disparaging statement, writing or communication pertaining to the character, reputation, business practices, competence or conduct of the other or, in the case of Sohu, of any of its affiliated and related entities, or its and their present or former shareholders, directors, officers, employees, agents, representatives or successors.

m) This letter agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the doctrine of conflict of laws.

Very truly yours,

Carol Yu

Accepted and agreed to:

By:
Charles Zhang
Sohu.com Inc.
Chairman of the Board and Chief Executive Officer